Exhibit 1.2

INVESTMENT BANKING GROUP

July 1, 2016

Mr. Jon L. Kranov

Chairman, President and Chief Executive Officer

Ottawa Savings Bancorp MHC

Ottawa Savings Bancorp, Inc.

Ottawa Savings Bank

925 LaSalle Street

Ottawa, IL 61350

Dear Mr. Kranov:

References is made to the engagement letter, dated May 21, 2016 (the “Engagement Letter”), entered into by and among Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank (collectively, the “Company”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) whereby Sandler O’Neill is acting as records management agent for the Company in connection with the offer and sale of certain shares of the common stock of the Holding Company. Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Engagement Letter. This letter hereby amends the Engagement Letter to clarify certain matters with regard to the engagement of Sandler O’Neill as provided herein.

The section “SERVICES AND FEES” is hereby amended to provide that the Company shall pay an additional fee (the “Additional Fee”) of $5,000 for the re-solicitation of proxy votes in connection with the Offering. The Additional Fee shall be payable in cash upon the re-mailing of proxy and offering materials to the Bank’s eligible account holders.

All other terms, conditions and obligations of the parties to the Engagement Letter remain in full force and effect and shall be otherwise unaffected.

[Signature page to follow]

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

Ottawa Savings Bancorp MHC Ottawa Savings Bancorp, Inc. Ottawa Savings Bank July 1, 2016 Page 2

Please confirm that the foregoing correctly sets forth our agreement with regard to the amendment of the Engagement Letter by signing and returning to Sandler O’Neill the duplicate copy of this letter.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp.
the sole general partner

By:	/s/ Derek Szot
Derek Szot
Authorized Signatory

Accepted and agreed to as of
the date first above written:

OTTAWA SAVINGS BANCORP MHC
OTTAWA SAVINGS BANCORP, INC.
OTTAWA SAVINGS BANK

By:	/s/ Jon L. Kranov
Jon L. Kranov
Chairman, President and Chief Executive Officer

INVESTMENT BANKING GROUP

March 21, 2016

Mr. Jon L. Kranov

Chairman, President and Chief Executive Officer

Ottawa Savings Bancorp MHC

Ottawa Savings Bancorp, Inc.

Ottawa Savings Bank

925 LaSalle Street

Ottawa, IL 61350

Dear Mr. Kranov:

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) is pleased to act as records management agent (“Records Agent”) for Ottawa Savings Bancorp MHC (the “MHC”), Ottawa Savings Bancorp, Inc. (together with any successor stock holding company, the “Holding Company”) and Ottawa Savings Bank (the “Bank”) in connection with the offer and sale of certain shares of the common stock of the Holding Company to the Bank’s eligible account holders in a subscription offering and to members of the Bank’s community in a community offering and, if necessary, to the general public in a syndicated community offering (collectively, the “Offering”) pursuant to the terms of a Plan of Conversion and Reorganization to be adopted by the Boards of Directors of the MHC, the Holding Company and the Bank (the “Plan”). The MHC, the Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” This letter (the “Agreement”) is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

In our role as Records Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

I.	Consolidation of Deposit Accounts and Vote Calculation

II.	Design and Preparation of Proxy Forms for Depositor Vote and Stock Order Forms for the Offering

III.	Organization and Supervision of the Conversion Center

IV.	Coordinate Proxy Solicitation and Special Meeting Services

V.	Subscription Services

SANDLER O’NEILL + PARTNERS, L.P.

1251 Avenue of the Americas, 6th Floor, New York, NY 10020

T: (212) 466-7700 / (800) 635-6855

www.sandleroneill.com

Ottawa Savings Bancorp MHC Ottawa Savings Bancorp, Inc. Ottawa Savings Bank March 21, 2016 Page 4

Each of these services is further described in Appendix A to this Agreement.

For its services hereunder, the Company agrees to pay Sandler O’Neill a fee of $10,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan as currently contemplated or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur. All fees under this Agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this Agreement, which shall be non-refundable; and (b) the balance upon the mailing of proxy and offering materials to the Bank’s eligible account holders.

COSTS AND EXPENSES

In addition to any fees that may be payable to Sandler O’Neill hereunder, the Company agrees to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, meals, telephone, postage, community meeting expenses and other similar expenses, up to a maximum of $30,000. It is understood that all expenses associated with the establishment and operation of the Conversion Center (e.g., postage, telephones, supplies, temporary employees, etc.) will be borne by the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this Agreement.

RELIANCE ON INFORMATION PROVIDED

The Company will furnish Sandler O’Neill with such information as Sandler O’Neill reasonably believes appropriate to its assignment (all such information so furnished being the “Records”). The Company recognizes and confirms that Sandler O’Neill (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records.

LIMITATIONS

Sandler O’Neill, as Records Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of

Ottawa Savings Bancorp MHC Ottawa Savings Bancorp, Inc. Ottawa Savings Bank March 21, 2016 Page 5

judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this Agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its reasonable judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

INDEMNIFICATION

The Company agrees to indemnify and hold Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O’Neill and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O’Neill pursuant to, and the performance by Sandler O’Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O’Neill’s willful misconduct, bad faith or gross negligence.

REPRESENTATIONS

The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement, the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this Agreement has been duly authorized, executed and delivered by the Company.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	Ottawa Savings Bancorp, Inc.
925 LaSalle Street
Ottawa, Illinois 61350
Attention: Mr. Jon L. Kranov

If to us:	Sandler O’Neill & Partners, L.P.
1251 Avenue of the Americas, 6th Floor
New York, New York 10020
Attention: General Counsel

Ottawa Savings Bancorp MHC Ottawa Savings Bancorp, Inc. Ottawa Savings Bank March 21, 2016 Page 6

The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof. This Agreement can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O’Neill the duplicate copy of this letter enclosed herewith.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:	Sandler O’Neill & Partners Corp.,
the sole general partner

By:	/s/ Derek Szot
Derek Szot
Authorized Signatory

Accepted and agreed to as of the date first above written:

OTTAWA SAVINGS BANCORP MHC
OTTAWA SAVINGS BANCORP, INC.
OTTAWA SAVINGS BANK

By:	/s/ Jon L. Kranov
Jon L. Kranov
Chairman, President and Chief Executive Officer

APPENDIX A

OUTLINE OF RECORDS MANAGEMENT AGENT SERVICES

I.	Consolidation of Deposit Accounts and Vote Calculation

1.	Consolidate files in accordance with regulatory guidelines and create central file.

2.	Our EDP format will be provided to your IT representatives.

3.	Vote calculation.

II.	Design and Preparation of Proxy Forms for Depositor Vote and Stock Order Forms for the Offering

1.	Assist in designing proxy cards and stock order forms for voting and ordering stock.

2.	Prepare deposit account holder data for proxy cards and stock order forms (stockholder data to be supplied by Company’s transfer agent).

III.	Organization and Supervision of the Conversion Center

1.	Advising on the physical organization of the Conversion Center, including materials requirements.

2.	Assist in the training of all Bank personnel and temporary employees who will be staffing the Conversion Center.

3.	Establish reporting procedures.

4.	On-site supervision of the Conversion Center during the offering period.

IV.	Coordinate Proxy Solicitation and Special Meeting Services

1.	Support proxy solicitor/tabulator.

2.	Act as or support inspector of election, it being understood that Sandler O’Neill will not act as inspector of election in the case of a contested election.

3.	If required, delete voting record date accounts closed prior to special meeting.

V.	Subscription Services

1.	Produce list of depositors by state (Blue Sky report).

2.	Production of subscription rights and research books.

3.	Stock order form processing.

4.	Acknowledgment letter to confirm receipt of stock order.

5.	Daily reports and analysis.

6.	Proration calculation and share allocation in the event of an oversubscription.

7.	Produce charter shareholder list.

8.	Interface with Transfer Agent for Stock Certificate issuance.

9.	Refund and interest calculations.

10.	Confirmation letter to confirm purchase of stock.

11.	Notification of full/partial rejection of orders.

12.	Production of 1099/Debit tape.

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